Exhibit 99.1
Contacts: William R. Gargiulo, Jr. 231.526.1244 Michele Greco, CFO 312.595.9123

The Female Health Company
     Reports First Quarter FY2015 Operating Results

First Quarter Highlights:
–	Unit sales of 12.2 million.
–	Net revenues of $6.7 million.
–	Operating income of $1.5 million; operating margin of 22%.
–	Diluted EPS of $0.03.
–	Brazil orders 25 million units.

CHICAGO (February 3, 2015) - The Female Health Company (NASDAQ - CM: FHCO), which manufactures and markets the FC2 Female Condom® (FC2), today reported its operating results for the quarter ended December 31, 2014 (first quarter of FY2015).  The Company will host an investor conference call today at 11:00 a.m. Eastern Standard Time (EST) to discuss these results and other topics of interest (see details below).

Management Comments

“The Company sold 12.2 million FC2 Female Condoms in the first quarter of Fiscal 2015, generating $6.7 million in net revenues, with a gross profit margin of 57%, compared with 11.8 million units sold, $6.7 million in net revenues and a gross profit margin of 55% in the first quarter of Fiscal 2014,” stated Karen King, President and Chief Executive Officer of The Female Health Company  “Unit sales in the most recent quarter were approximately 25% higher than in the fourth quarter of Fiscal 2014, when the Company sold 9.7 million units.  In October 2014, we announced that the Company, through our distribution partner, Semina Industria E Comercio Ltda, was awarded a tender to provide up to 50 million FC2 Female Condoms to the Brazilian Ministry of Health (“MOH”) during Fiscal 2015.  To date, the MOH has placed orders for 25 million units, the majority of which are anticipated to ship during the second quarter of Fiscal 2015.  This order quantity represents the largest order amount in the Company’s history, an increase of 25% over the previous largest order.”

"The Company realized a healthy 22 percent operating profit margin during the three months ended December 31, 2014.  At the end of the quarter, cash on hand totaled $4.6 million, our balance sheet remained debt-free, and shareholders' equity approximated $29.3 million."

"We are making solid progress on our new growth strategy, which is designed to grow our business while reducing the volatility in sales and earnings.  Our efforts are focused on accelerating demand of FC2 by strengthening key customer relationships and creating greater awareness of the product in our current markets through more effective sales and marketing efforts.  We are expanding our distribution channels and launching a new FHC direct online purchase option on our website.  We have also conducted extensive market research with two consumer segments and, based on our findings, are refining our U.S. consumer strategy.  In addition, we have some product line enhancements in development and have initiated an outreach effort that targets the community of medical service providers.”

“We continue to believe there is a compelling need for female condoms in the U.S., as the incidence of sexually transmitted infections remains alarmingly high at 20 million new cases every year, half of which involve young people in the 15-24 year age group.”

"The second element of our new strategy involves product diversification.  While we are primarily focused on women’s reproductive and intimate health issues, we are examining opportunities across the spectrum of women’s health concerns.  Our team has evaluated many businesses and products that are complementary to FC2 in terms of market segment, product category and/or channel presence.  While we remain strongly committed to maximizing the market potential for FC2, we believe the Company can successfully mitigate the risks of being a single-product company, accelerate long-term revenue growth, improve the consistency of our results and enhance long-term shareholder value by investing in a portfolio of products," concluded King.

First Quarter Results

Significant quarter-to-quarter variations in the Company’s operating results have historically resulted from the timing and shipment of large orders rather than from any fundamental changes in the business or the underlying demand for female condoms.

The Company generated net revenues of $6,659,206 and net income of $804,917, or $0.03 per diluted share, for the three months ended December 31, 2014, compared with net revenues of $6,690,195 and net income of $1,464,603, or $0.05 per diluted share, for the three months ended December 31, 2013.

Net revenues decreased $30,989 on a 3 percent increase in unit sales during the first quarter of FY2015, when compared with the same period last year.  The FC2 average sales price per unit decreased 3.1 percent relative to the same period in FY2014 due to changes in sales mix.

Cost of sales decreased 6 percent to $2,839,533 in the three months ended December 31, 2014, from $3,011,701 in the prior-year period.

Gross profit increased 4 percent to $3,819,673 in the most recent quarter, versus $3,678,494 in the three months ended December 31, 2013.  Gross profit margin for the three months ended December 31, 2014 improved to 57 percent of net revenues, compared with 55 percent of net revenues in the prior-year period.  The increase reflects slightly higher material costs, which were more than offset by the favorable impact of currency exchange rates upon material purchases.

Operating expenses increased 13 percent to $2,365,824 for the three months ended December 31, 2014, compared with $2,094,858 in the prior-year period, primarily due to an increase in sales, marketing, training and education expenses.  The majority of the increased spending involved payments to our Brazilian distributor for ongoing programming related to the 2012 tender and for marketing and management fees for the 2014 tender.  Higher sales and marketing expenses also reflect the addition of an Executive Vice President of Sales and Marketing to the Company’s management team.  All other headcount added to the sales and marketing team represents a redeployment of training and education resources and is therefore not an incremental expense.

Operating income for the three months ended December 31, 2014 totaled $1,453,849, versus operating income of $1,583,636 in the first quarter of FY2014, a decrease of approximately 8 percent.  The decrease was primarily due to higher operating expenses partially offset by improved gross margins.

Interest and other income, net, for the three months ended December 31, 2014 totaled $652, an increase of $2,384 from the same period in FY2014, when interest and other expense, net, totaled $1,732.  The Company recorded a foreign currency transaction gain of $20,846 in the most recent quarter, compared with a foreign currency transaction loss of $18,426 for the same period last year.

Income before income taxes decreased 6 percent to $1,475,347 in the most recent quarter, compared with income before income taxes of $1,563,478 in the first quarter of FY2014.  Income before income taxes approximated 22 percent and 23 percent of net revenues for the quarters ended December 31, 2014 and 2013, respectively.

The Company recorded income tax expense for the three months ended December 31, 2014 of $670,430, an increase of $571,555 from the same period in FY2014, when income tax expense was $98,875.  The increase was primarily due to the Company no longer recognizing an income tax benefit associated with reducing the Company’s valuation allowance on its deferred tax assets related to net operating loss carryforwards.  During the period ended December 31, 2013, the valuation allowance on the Company’s deferred tax assets was fully realized and, as a result, the Company does not expect to recognize such tax benefits to any significant extent in its consolidated statements of income for periods after December 31, 2013.  However the Company’s net operating loss carryforwards will be utilized to reduce cash payments for income taxes based on the statutory rate in effect at the time of such utilization.  Actual income taxes paid are reflected on the Company’s consolidated statements of cash flows.

The Company's net income decreased 45 percent to $804,917 in the three months ended December 31, 2014, compared with net income of $1,464,603 in the same period of the prior year, as a result of significantly higher income tax expense and the other factors discussed above.

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:00 a.m. Eastern Standard Time, today, February 3, 2015, to discuss its first quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (international participants dial 1-412-317-6716) and asking to be connected to "The Female Health Company Conference Call" a few minutes before 11:00 a.m. EST.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EST on Tuesday, February 10, 2015, by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID # 10059808. After Tuesday, February 10, 2015, the replay of the call will be available on the Company’s website at www.fhcinvestor.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, it has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements relating to the timing and amount of orders under the Brazil tender award, the Company's ability to successfully complete an acquisition of a new product, technology or business and to successfully implement sales and marketing initiatives for FC2, and the effect of such initiatives on the Company's business and results of operations.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; a governmental tender award indicates acceptance of the bidder's price rather than an order or guarantee of the purchase of any minimum number of units, and as a result government ministries or other public sector customers may order and purchase fewer units than the full maximum tender amount; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2014.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2014	2014
Cash	$4,568,570	$5,796,223
Accounts receivable, net	5,835,850	2,943,850
Inventory, net	3,464,673	2,983,447
Prepaid expenses and other current assets	452,795	638,243
Deferred income taxes	129,000	711,000
Total current assets	14,450,888	13,072,763

Other non-current assets	156,958	166,084
Plant and equipment, net	1,473,167	1,602,307
Deferred income taxes	16,832,000	16,832,000
Total assets	$32,913,013	$31,673,154

Accounts payable	$1,152,867	$1,124,859
Accrued expenses and other current liabilities	1,956,283	1,816,508
Accrued compensation	338,075	436,843
Total current liabilities	3,447,225	3,378,210

Deferred rent	31,899	39,105
Deferred income taxes	178,281	190,513
Total liabilities	3,657,405	3,607,828

Total stockholders’ equity	29,255,608	28,065,326
Total liabilities and stockholders' equity	$32,913,013	$31,673,154

The Female Health Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended
	December 31,
	2014	2013

Net revenues	$6,659,206	$6,690,195

Cost of sales	2,839,533	3,011,701

Gross profit	3,819,673	3,678,494

Operating expenses	2,365,824	2,094,858

Operating income	1,453,849	1,583,636

Interest and other income (expense), net	652	(1,732)
Foreign currency transaction gain (loss)	20,846	(18,426)

Income before income taxes	1,475,347	1,563,478

Income tax expense	670,430	98,875
Net income	$804,917	$1,464,603

Net income per basic common share outstanding	$0.03	$0.05

Basic weighted average common shares outstanding	28,502,560	28,479,597

Net income per diluted common share outstanding	$0.03	$0.05

Diluted weighted average common shares outstanding	28,778,710	28,798,400

Cash dividends declared per common share	$-	$0.14